                                                                    Exhibit 12.1


                                 SPX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth the ratio of earnings to fixed charges for SPX for the nine months ended September 30, 2000 and 1999 as well as the twelve months ended December 31, 1999,1998,1997,1996 and 1995.

                                           NINE MONTHS ENDED    NINE MONTHS ENDED
                                              September 30,       September 30,                  Year Ended December 31,
                                                  2000               1999            1999       1998       1997     1996     1995
                                           ----------------------------------------------------------------------------------------
      Ratio of Earnings to
           fixed charges (1) (2) (5)                2.9                2.2              1.8       (0.3)       7.7      5.7      4.2

      EARNINGS
      ---------------------------------
      Pretax Income from Continuing Ops          149.00             116.60           107.50     (41.70)    131.00   133.40   100.10
      Fixed Charges                               76.50              96.70           126.00      51.00      19.60    28.30    31.30
      EGS Earnings net of distributions           (0.80)             (1.00)           (3.20)    (24.70)      0.00     0.00     0.00
      TOTAL EARNINGS                             224.70             212.30           230.30     (15.40)    150.60   161.70   131.40

      FIXED CHARGES
      ---------------------------------
      Interest (3)                                70.60              90.80           117.60      45.10      13.20    21.50    24.30
      Rent Expense Interest Factor (4)             5.90               5.90             8.40       5.90       6.40     6.80     7.00
      TOTAL FIXED CHARGES                         76.50              96.70           126.00      51.00      19.60    28.30    31.30

(1) For the purpose of determining the ratio of earnings to fixed charges, earnings consists of income from continuing operations and fixed charges.

(2) On October 6, 1998 (the "Merger Date"), General Signal Corporation "GSX" was merged into a subsidiary of SPX Corporation (the "Merger") The Merger was accounted for as a reverse acquisition whereby GSX was treated as the acquirer and SPX as the acquire. See Note 2 of our December 31, 1999 Form 10K.

(3) Interest expense consists of interest on indebtedness and amortization of debt expense.

(4) One-third of net rental expense is deemed representative of the interest factor.

(5) Earnings for the nine months ended September 30, 2000 and the twelve months ended December 31, 1999,1998, 1997,1996 and 1995 include the following special charges and other unusual items:

      NINE MONTHS ENDED SEPTEMBER 30, 2000
      ------------------------------------

      We recorded special charges of $85.5 million in the nine months ended September 30, 2000. These charges are primarily associated with restructuring initiatives and asset impairments to consolidate manufacturing and sales facilities and rationalize certain product lines. We also recorded a charge of $12.3 million included in cost of goods sold for discontinued product lines associated with restructuring and other product changes. See Note 4 of our September 30, 2000 Form 10Q incorporated herein by reference.

      In the nine months ended September 30, our business unit Inrange Technologies, issued 8,855,000 shares of its class B common stock for cash in an initial public offering. Accordingly, we recorded a $98.0 million pre-tax gain. We also recorded a $23.2 million pre-tax gain on the settlement of a patent infringement suit against American Power Conversion Corporation in 2000. See Note 5 of our September 30, 2000 Form 10Q incorporated herein by reference.

      NINE MONTHS ENDED SEPTEMBER 30, 1999
      ------------------------------------

      We recorded special charges of $26.2 in the nine months ended September 30, 1999. See Note 4 of our September 30, 2000 Form 10Q incorporated herein by reference.

      FISCAL YEAR ENDED DECEMBER 31, 1999
      -----------------------------------

      We recorded special charges of $38.4 in 1999 for Merger and restructuring initiatives. We also recorded a $23.8 million pre-tax gain on the divestiture of Best Power, a $29.0 million pre-tax gain on the divestiture of Dual-Lite and an investment in a Japanese joint venture, and a $13.9 million pre-tax gain on the sale of marketable securities. See Note 4 of our December 31, 1999 Form 10K incorporated herein by reference.

      FISCAL YEAR ENDED DECEMBER 31, 1998
      -----------------------------------

      We recorded special charges of $101.7 and other charges of 108.2 in 1998. See Notes 4 and 19 of our December 31, 1999 Form 10K incorporated herein by reference.

      FISCAL YEAR ENDED DECEMBER 31, 1997
      -----------------------------------

      We recorded other charges of $17.9 in 1997. We also recorded a $63.7 million pre-tax gain on the sale of General Signal Power Group and a $9.0 pre-tax million gain on the sale of an equity interest. See Notes 5, 10, and 19 of our December 31, 1999 Form 10K incorporated herein by reference.

      FISCAL YEAR ENDED DECEMBER 31, 1996
      -----------------------------------

      In 1996, we negotiated a royalty settlement related to a previously divested semiconductor business and received and recorded $4.0 of royalty income. We also recorded charges of $20 million for asset write-downs, lease termination costs, severance, warranty repairs and environmental matters.

      FISCAL YEAR ENDED DECEMBER 31, 1995
      -----------------------------------

      In 1995, we recorded charges of $20.1 related to the acquisition of Best Power Technology Inc. and the merger with Data Switch Corporation.